Exhibit 99.2

Summary of Jarrault Compensation Terms

Position	President and Chief Executive Officer, effective March 2, 2018 (the "Effective Date").

Term	Employment at will. Employment may be terminated by Mr. Jarrault or Albany International Corp. ("the Company") at any time.

Base Salary
Initial base salary at the rate of $775,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Annual Bonus
Mr. Jarrault will be granted an Annual Performance Period (“APP”) award for service performed in 2018 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2019. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to his Base Salary (pro-rated for his actual period of employment), based on performance goal attainment during 2018. For 2018, the performance goal will be a specified level of Company Adjusted EBITDA (as defined in the award agreement). Mr. Jarrault will be eligible in 2019 and thereafter to participate in the 2019 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term
Incentive
Mr. Jarrault will be granted a Multi-year Performance Period (“MPP”) award for service performed in 2018, 2019 and 2020 under the Company's 2017 Incentive Plan, to be determined and paid in shares of Company stock during early 2021. Under this award, he will be entitled to receive between 0% and 200% of his target award, equal to twice his Base Salary (pro-rated for his actual period of employment), based on performance goal attainment during the three-year performance period.  For this award, the performance goal will be a specified level of Company Adjusted EBITDA (as defined in the award agreement).  Mr. Jarrault will be eligible in 2019 and thereafter to participate in the 2019 MPP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Restricted
Stock Units
Mr. Jarrault will receive, as of the Effective Date, a grant of stock units under the Company's Restricted Stock Unit Plan with a grant date value of $1,500,000.  Pursuant to the Plan, each unit vests (and is immediately paid in cash) as to one-third of the units awarded on each of the first three (3) anniversaries of the date of grant, if he remains employed by the Company. In the event of termination of employment after age 62 or upon death, disability or involuntary termination, one-half of all unvested units automatically vest and are paid. These units will otherwise be subject to the terms of the Restricted Stock Unit Plan.

Other
Benefits
Mr. Jarrault will be entitled to four weeks of vacation with pay per year unless the Company's vacation policy applicable to executive officers provides for a greater period. Mr. Jarrault will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, relocation, 401(k), health-care, vision, dental, life insurance and disability; in each case, as the same may exist from time to time.  The Company has also agreed to reimburse certain relocation and legal expenses related to Mr. Jarrault’s transition.

Severance
In the event that his employment is terminated by the Company without Cause (as defined in his Employment Agreement), or by Mr. Jarrault for Good Cause (as defined), Mr. Jarrault shall be entitled to an amount equal to twice his Base Salary, plus twice is APP award target (or other annual cash incentive target) at the time of termination, payable over a period of 24 months. “Good Cause” is defined generally as a material adverse change in Mr. Jarrault responsibilities without his consent, a material reduction in his compensation, the Company’s failure to honor the terms of any agreements with Mr. Jarrault, or a Change in Control (as defined).